EXHIBIT 99.1

CONTACT:
Kelly Taylor
Director, Investor Relations
(216) 676-2000

GrafTech Reports Fourth Quarter and Year Ended 2014 Results
Exceeds Guidance on Cost Savings Initiatives

INDEPENDENCE, Ohio - March 2, 2015 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the fourth quarter and full year ended December 31, 2014.

2014 Fourth Quarter Review

•	Net sales were $260 million, a decrease of 16 percent, compared to $309 million in the same period of the prior year.

•
Reported net loss was $(83) million, or $(0.61) per diluted share, compared to reported net loss of $(28) million, or $(0.21) per diluted share in the same period of the prior year. These included special charges[1] (after tax) of $91 million in the fourth quarter of 2014 and special charges (after tax) of $24 million in the fourth quarter of 2013.

•
Adjusted net income*, which excludes special charges, was $8 million, or $0.06 per diluted share, in the fourth quarter of 2014, as compared to adjusted net loss* of $(4) million, or $(0.03) per diluted share, in the fourth quarter of 2013.

•	EBITDA*, which excludes special charges, was $37 million, an increase of 13 percent, as compared to $33 million in the same period of the prior year.

•	Operating cash flow was $38 million in the fourth quarter of 2014 and available liquidity at year-end was more than $300 million.

2014 Full Year Review

•	Net sales were $1,085 million, a seven percent decline compared to $1,167 million in 2013.

◦	Industrial Materials segment revenue was $840 million, a decrease of eight percent compared to 2013 primarily due to the realization of lower average graphite electrode prices.

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, valuation allowances, impairment charges, mark-to-market pension adjustments, proxy contest expenses, advanced graphite materials customer bad debt and inventory charges. See reconciliation tables for further detail.

EXHIBIT 99.1

◦	Engineered Solutions segment revenue was $245 million, a reduction of five percent versus 2013 due primarily to decreased volumes in the advanced consumer electronics market.

•
Reported net loss of $(285) million, or $(2.10) per diluted share, compared to a reported net loss of $(27) million, or $(0.20) per diluted share, in 2013. These included special charges (after tax) of $276 million in 2014 and special charges (after tax) of $38 million in 2013.

•	Adjusted net loss*, which excludes special charges, was $(9) million, or $(0.07) per diluted share, in 2014, as compared to adjusted net income* of $10 million, or $0.08 per diluted share, in 2013.

•	EBITDA* was $121 million in 2014, as compared to $144 million in 2013. The decline was largely driven by lower realized pricing in the Company's Industrial Materials segment.

•	Net cash provided by operating activities was $121 million, an improvement of $4 million year-over-year.

•	Net debt* was $512 million at year-end, a $28 million reduction from year-end 2013 due to effective working capital management.

"Over the past 15 months, we have been driving important change throughout the organization to build sustainable operating leverage and dramatically improve results," commented Joel Hawthorne, Chief Executive Officer of GrafTech. "Macro challenges throughout 2014 included a difficult demand environment in our Industrial Materials segment and market headwinds in our Engineered Solutions segment. To counter this difficult operating environment, we implemented three major cost savings programs representing annual savings of more than $120 million. I am extremely pleased with the progress our team continues to make on our cost savings programs and our ability to successfully generate and increase positive cash flow as we navigate through these industry challenges. We continue to make difficult but necessary decisions to significantly improve our cost structure, enhance our global competitiveness and create value for our stockholders.”

Segment Operating Income Presentation Update
During the 2014 fourth quarter, the Company revised its allocation of corporate, research and development and other expenses based on the new management and operating structure. These costs were previously allocated to segments and are now being reported as unallocated

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, valuation allowances, impairment charges, mark-to-market pension adjustments, proxy contest expenses, advanced graphite materials customer bad debt and inventory charges. See reconciliation tables for further detail.

EXHIBIT 99.1

expenses. This change is reflected in the segment operating results, enabling improved visibility to the operational performance of each segment. Prior periods have been adjusted to reflect this change. The tables below set forth the revised segment information. Dollar amounts are in thousands.

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2014	2013	2014
Segment adjusted operating income:
Industrial Materials	$14,237	$21,981	$76,022	$63,375
Engineered Solutions	6,780	3,834	26,144	19,348
Corporate, R&D, and Other Expenses	(12,942)	(11,797)	(53,393)	(52,047)
Total adjusted operating income	$8,075	$14,018	$48,773	$30,676

Industrial Materials Segment
Net sales for Industrial Materials decreased 13 percent to $206 million in the fourth quarter of 2014, compared to $236 million in the fourth quarter of 2013. The decline in revenue was largely driven by lower realized graphite electrode pricing and weaker graphite electrode shipments outside of the United States.

In the fourth quarter of 2014, the Company recorded a $76 million non-cash impairment charge, against the goodwill associated with the 2010 acquisition of Seadrift. On an after tax basis, the charge equates to $66 million, or approximately $0.48 per diluted share. The impairment was a result of the Company's reassessment of estimated future cash flows and triggered by continued pricing declines in the needle coke market and a re-evaluation of future expectations.

The Industrial Materials segment had an operating loss of $(58) million in the fourth quarter of 2014 as compared to an operating loss of $(26) million in the same period of the prior year. Adjusted segment operating income*, which excludes special charges in both periods, was approximately $22 million in the fourth quarter of 2014, as compared to approximately $14 million in the fourth quarter of 2013 and $12 million in the third quarter of 2014.

	Q4	Q3	Q4
	2013	2014	2014
Industrial Materials net sales:	$236,054	$208,573	$206,099
Industrial Materials adjusted operating income:	14,237	12,283	21,981
Industrial Materials adjusted operating income margin:	6.0%	5.9%	10.7%

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, valuation allowances, impairment charges, mark-to-market pension adjustments, proxy contest expenses, advanced graphite materials customer bad debt and inventory charges. See reconciliation tables for further detail.

EXHIBIT 99.1

Mr. Hawthorne commented, "In spite of a very challenging global steel and graphite electrode market, our team increased Industrial Materials' quarterly adjusted operating income by more than 50 percent year-over-year. We are seeing positive results from the actions that we have taken to improve the cost structure and increase efficiency across our global platform. We are confident GrafTech is best positioned to capitalize on future growth of electric arc furnace steel demand."

Engineered Solutions Segment
Net sales for Engineered Solutions decreased 26 percent to $54 million in the fourth quarter of 2014 compared to $72 million in the fourth quarter of 2013. The decline in revenue was largely driven by lower demand due to order cancellations for thermal solutions used in advanced consumer electronic products.

Operating loss for the Engineered Solutions segment was $(7) million in the fourth quarter of 2014 compared to operating income of $9 million in the same period in 2013. Adjusted segment operating income*, which excludes special charges in both periods, was $4 million in the fourth quarter of 2014 as compared to $7 million in the fourth quarter of 2013 and $1 million in the third quarter of 2014. Weak demand and order cancellations for the Company's advanced consumer electronics products adversely impacted profitability in the quarter, but was offset partially by aggressive cost reduction efforts, leading to improved profitability compared to the third quarter of 2014.
.

	Q4	Q3	Q4
	2013	2014	2014
Engineered Solutions net sales:	$72,448	$51,885	$53,772
Engineered Solutions adjusted operating income:	6,780	1,226	3,834
Engineered Solutions adjusted operating income margin:	9.4%	2.4%	7.1%

Mr. Hawthorne commented, “Market conditions in this segment were challenging in 2014. We aggressively adapted to short-term volatility in some of our target high growth markets with cost initiatives to minimize the adverse impact. We will continue to leverage our core competencies in graphite material science in our new Innovation and Technology Center, where we have more than 20 projects in active development that will provide us with sustainable long-term growth opportunities in diverse high-tech markets.”

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, valuation allowances, impairment charges, mark-to-market pension adjustments, proxy contest expenses, advanced graphite materials customer bad debt and inventory charges. See reconciliation tables for further detail.

EXHIBIT 99.1

Selling and Administrative and Research and Development Expense
Total Company selling and administrative expenses and research and development expenses, which include the above mentioned corporate expenses, were $41 million for the fourth quarter of 2014, as compared to $25 million in the fourth quarter of 2013. Overhead expense in the current quarter was negatively impacted by special charges of $14 million, as compared to the prior year quarter, which benefited from a pension mark-to-market accounting gain of $7 million. Excluding special charges in both periods, overhead expense declined approximately $5 million, or 16 percent, year-over-year to $27 million in the fourth quarter of 2014 as a result of the continued effort to reduce costs.

For the full year, total Company selling and administrative expenses and research and development expenses, which include the previously mentioned corporate expenses, were $139 million in 2014 and $121 million in 2013. Excluding special charges in both periods, overhead expense declined $6 million, or five percent, year-over-year to $123 million in 2014 from $129 million in 2013.

Summary of Key Actions in 2014

•
Announced an ongoing Company-wide cost savings program, which is enabling GrafTech to achieve total annual cost savings of more than $120 million, approximately $100 million of which are cash savings (approximately 10 percent of annual sales) directly improving EBITDA .

•	Delivered approximately $50 million in cash savings in 2014.

•
Optimized the graphite electrode manufacturing platform by rationalizing the two highest cost manufacturing sites, including significant manufacturing headcount reductions of approximately 20 percent, which will reduce annual capital expenditures by approximately $10 million.

•	Simplified the operating and management structure to decentralize the organization, accelerate decision-making and improve responsiveness to changes in customer demand.

•	Redesigned the Company’s research and development function to accelerate innovation for new product development and commercial introduction and maximize the efficiency of development costs.

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, valuation allowances, impairment charges, mark-to-market pension adjustments, proxy contest expenses, advanced graphite materials customer bad debt and inventory charges. See reconciliation tables for further detail.

EXHIBIT 99.1

•	Downsized the Company’s corporate functions, including headcount and other SG&A reductions, by approximately 20 percent.

•	Rationalized and streamlined under-performing product lines.

•	Increased borrowing capacity by over $125 million in the past nine months.

•	Reduced inventory significantly, generating approximately $80 million of cash in 2014.

•
Continued development of new products, which contributed approximately 30 percent of the revenue in the Engineered Solutions segment in 2014 and will provide long-term value creation for the Company and its stockholders.

Outlook
In its January 19, 2015 report, the International Monetary Fund reduced its estimate for 2015 global GDP growth to 3.5 percent, 0.3 percentage points lower than its October 2014 forecast. The report states that lower oil prices will likely boost global growth but that negative factors, including investment weakness, have reduced growth expectations in many advanced and emerging economies. The report goes on to state that the United States is the only major economy for which growth expectations have been raised.

Steel customer sentiment remains cautiously optimistic in North America, although there are concerns given high import levels, reduced demand from the oil and gas and related service sectors, and the instability of global growth. Customers outside of North America are generally less optimistic as weakness has been observed in basic materials sectors.

The 2015 graphite electrode order book continues to be built, with approximately 60 percent of targeted order volumes confirmed. Of the orders booked to date, 2015 graphite electrode prices are on average lower than 2014 year-end pricing. Pricing for products in the Engineered Solutions segment is also lower. The Company's previously announced cost savings programs remain on track and are anticipated to deliver $50 million in cash savings to benefit 2015 EBITDA results, offsetting the impact of lower pricing. While the Company expects to benefit from falling oil prices in its needle coke and graphite electrode businesses, lower near-term graphite electrode operating rates, driven by plans to further reduce inventory, are expected to largely offset this benefit.

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, valuation allowances, impairment charges, mark-to-market pension adjustments, proxy contest expenses, advanced graphite materials customer bad debt and inventory charges. See reconciliation tables for further detail.

EXHIBIT 99.1

Summary of 2015 Planned Actions

•	Customer focus: delivering differentiated product quality, service and reliability remains a core priority and an essential element of GrafTech's product value;

•	Cost leadership: leveraging the backward integration and capacity optimization of Seadrift;

•	Portfolio optimization: rationalizing under-performing product lines to focus on higher margin businesses will continue to be a key focus;

•	Innovation: developing, collaborating and executing on new product development by launching a focused initiative that builds on our past successes;

•	Delevering: reducing capital expenditures, as planned, by approximately $20 million and inventory by approximately $50 million; and

•	Improved liquidity: continuing debt reduction and liquidity maximization to position the Company for growth.

As part of these 2015 actions, GrafTech is reviewing plans to further optimize the production platform for its advanced graphite materials business and expects a potential charge of up $10 million in the first half of 2015 related to this review. Current estimates indicate that the optimization could improve operating income by $5 million annually.

In summary, the Company’s expectations, excluding the impact of special charges, are as follows:

•	First half 2015 EBITDA* target of $45 million to $55 million;

•	First half 2015 operating cash flow of approximately $40 million to $50 million (after approximately $15 million to $20 million of cash rationalization charges);

•	Full year 2015 inventory reduction of approximately $50 million; and

•	Full year 2015 capital expenditures of approximately $60 million to $70 million.

Mr. Hawthorne concluded, “We continue to focus on improving the quality of the business model for our stockholders and delivering exceptional service and quality to our customers in a challenging and evolving end market. We anticipate that the first quarter will be the weakest of the year given industry headwinds and usual seasonality in both segments. First quarter profitability will be further negatively impacted by the timing of currency fluctuations. As we move throughout the year, we expect an improvement in profitability in the second half of 2015."

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, valuation allowances, impairment charges, mark-to-market pension adjustments, proxy contest expenses, advanced graphite materials customer bad debt and inventory charges. See reconciliation tables for further detail.

EXHIBIT 99.1

"Our team has a proven track record of successfully managing through steel market and graphite electrode industry cycles and has doubled revenues in Engineered Solutions with new product introductions. We will not be deterred by this short-term volatility and will continue to create opportunities to refine our product lines and leverage our business model and strategic advantages to drive long-term stockholder value.”

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. Eastern. The call will be webcast and available at www.GrafTech.com, in the investor relations section. The earnings call dial-in number is 877-736-7716 for domestic and 706-501-7465 for international. A rebroadcast webcast will be available following the call, and for 30 days thereafter, at www.GrafTech.com, in the investor relations section. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission (SEC) and other information available at www.GrafTech.com. The information in our website is not part of this release or any report we file or furnish to the SEC. Upon request, GrafTech will provide its stockholders with a hard copy of its complete audited financial statement, free of charge.

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 18 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Independence, Ohio, GrafTech employs approximately 2,400 people. For more information, call 216-676-2000 or visit www.GrafTech.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook for 2015; future or targeted operational and financial performance; growth prospects and rates; the markets we serve; future or targeted profitability, cash flow, liquidity, sales, costs and expenses, tax rates, working capital, inventory levels, debt levels, capital expenditures, EBITDA, cost savings and business opportunities and positioning; strategic plans; stock repurchase plans; cost, inventory and supply chain management; rationalization and related activities; the impact of rationalization, product line changes, cost competitiveness and liquidity initiatives; expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors' or customers' operations; future prices and demand for our products; product quality; diversification, new products, and product improvements and their impact on our business; the integration or impact of acquired businesses; investments and acquisitions that we may make in the future; possible financing or refinancing (including factoring and supply chain financing) activities; our customers' operations, order patterns and demand for their products; the impact of customer bankruptcies; our position in markets we serve; regional and global economic and industry market conditions, including our expectations concerning their impact on us and our customers and suppliers; conditions and changes in the global financial and credit markets; legal proceedings and antitrust investigations; our liquidity and capital resources, including our obligations under our senior subordinated notes that mature in November 2015; tax rates and the effects of jurisdictional mix; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: adjustments to our 2014 results; actual timing of the filing of our Form 10-K with the SEC and potential effects of delays in such filing; failure to achieve cost savings, EBITDA or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying critical accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in cost, inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; delays or changes in, or non-

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, valuation allowances, impairment charges, mark-to-market pension adjustments, proxy contest expenses, advanced graphite materials customer bad debt and inventory charges. See reconciliation tables for further detail.

EXHIBIT 99.1

consummation of proposed investments or acquisitions; failure to successfully integrate or achieve expected synergies, performance or returns expected from any completed investments or acquisitions; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in market prices of our securities; changes in our ability to obtain new or refinance existing financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization, product line changes, or pricing activities; negative developments relating to health, safety or environmental compliance, remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers' businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum-based coke or energy; changes in interest or currency exchange rates; inflation or deflation; failure to satisfy conditions to government grants; continuing uncertainty over fiscal or monetary policies or conditions in the U.S., Europe, China or elsewhere; changes in fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

*Non-GAAP financial measures. See attached reconciliations.

1 Special charges include rationalization and rationalization related charges, valuation allowances, impairment charges, mark-to-market pension adjustments, proxy contest expenses, advanced graphite materials customer bad debt and inventory charges. See reconciliation tables for further detail.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	As of December 31, 2013	As of December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$11,888	$17,550
Accounts and notes receivable, net of allowance for doubtful accounts of $6,718 as of December 31, 2013 and $7,471 as of December 31, 2014	199,566	162,919
Inventories	490,414	382,903
Prepaid expenses and other current assets	73,790	81,623
Total current assets	775,658	644,995
Property, plant and equipment	1,588,880	1,500,821
Less: accumulated depreciation	767,895	846,781
Net property, plant and equipment	820,985	654,040
Deferred income taxes	10,334	16,819
Goodwill	496,810	420,129
Other assets	114,061	97,822
Total assets	$2,217,848	$1,833,805
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$115,212	$86,409
Short-term debt	1,161	188,104
Accrued income and other taxes	30,687	24,506
Rationalizations	18,421	9,563
Supply chain financing liability	9,455	—
Other accrued liabilities	40,939	43,319
Total current liabilities	215,875	351,901

Long-term debt	541,593	341,615
Other long-term obligations	97,947	107,566
Deferred income taxes	41,684	28,197

Stockholders’ equity:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	—	—
Common stock, par value $.01, 225,000,000 shares authorized, 151,929,565 shares issued as of December 31, 2013 and 152,821,011 shares issued as of December 31, 2014	1,519	1,528
Additional paid-in capital	1,820,451	1,825,880
Accumulated other comprehensive loss	(292,624)	(336,524)
Retained earnings (deficit)	39,625	(245,751)
Less: cost of common stock held in treasury, 16,341,311 shares as of December 31, 2013 and 15,922,729 as of December 31, 2014	(247,190)	(239,811)
Less: common stock held in employee benefit and compensation trusts, 87,206 shares as of December 31, 2013 and 80,967 shares as of December 31, 2014	(1,032)	(796)
Total stockholders’ equity	1,320,749	1,004,526
Total liabilities and stockholders’ equity	$2,217,848	$1,833,805

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2013	2014	2013	2014

Net sales	$308,502	$259,871	$1,166,674	$1,085,304
Cost of sales	303,551	228,915	1,027,608	993,057
Gross profit	4,951	30,956	139,066	92,247

Research and development	1,563	6,300	10,437	14,844
Selling and administrative expenses	23,543	35,154	111,043	124,178
Rationalizations	5,563	(136)	20,156	11,625
Impairments	—	75,650	—	197,220
Operating loss	(25,718)	(86,012)	(2,570)	(255,620)

Other expense, net	945	543	1,698	2,445
Interest expense	8,984	9,834	36,037	37,057
Interest income	(41)	(73)	(203)	(330)
Loss before provision for income taxes	(35,606)	(96,316)	(40,102)	(294,792)

Benefit for income taxes	(7,385)	(12,833)	(12,843)	(9,416)
Net loss	$(28,221)	$(83,483)	$(27,259)	$(285,376)

Basic loss per common share:
Net loss per share	$(0.21)	$(0.61)	$(0.20)	$(2.10)
Weighted average common shares outstanding	135,422	136,641	135,067	136,155

Diluted loss income per common share:
Net loss per share	$(0.21)	$(0.61)	$(0.20)	$(2.10)
Weighted average common shares outstanding	135,422	136,641	135,067	136,155

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2014	2013	2014
Cash flow from operating activities:
Net loss	$(28,221)	$(83,483)	$(27,259)	$(285,376)
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	51,627	26,585	123,397	119,708
Impairment of long-lived assets and goodwill	—	75,650	—	197,220
Rationalization related fixed asset write offs	8,010	285	8,010	926
Inventory write-downs	—	800	—	19,600
Deferred income tax benefit	(19,806)	(11,060)	(22,369)	(16,003)
Post-retirement and pension plan changes	(14,012)	18,950	(10,544)	23,047
Stock-based compensation	2,097	1,568	8,035	5,577
Interest expense	3,593	4,588	14,052	15,693
Other charges, net	4,146	(1,965)	7,162	1,441
Decrease (increase) in working capital*	52,383	8,269	31,980	56,846
Increase in long-term assets and liabilities	(8,158)	(2,173)	(15,627)	(17,776)
Net cash provided by (used in) operating activities	51,659	38,014	116,837	120,903
Cash flow from investing activities:
Capital expenditures	(23,646)	(15,667)	(86,344)	(84,981)
Insurance recoveries	1,500	—	1,500	2,834
Proceeds from derivative instruments	(738)	(1,452)	114	(2,025)
Proceeds from the sale of fixed assets	—	963	—	5,042
Other	(1,404)	178	929	178
Net cash used in investing activities	(24,288)	(15,978)	(83,801)	(78,952)
Cash flow from financing activities:
Short-term debt (reductions) borrowings, net	(3,183)	(1,004)	(7,265)	(1,021)
Revolving Facility borrowings	32,000	40,000	166,000	269,000
Revolving Facility reductions	(53,000)	(53,000)	(171,500)	(293,000)
Principal payments on long-term debt	(36)	(34)	(225)	(192)
Supply chain financing	(3,086)	—	(17,508)	(9,455)
Proceeds from exercise of stock options	273	—	448	2,813
Purchase of treasury shares	(981)	(274)	(1,825)	(894)
Refinancing fees and debt issuance costs	(39)	(538)	(560)	(3,279)
Other	1,475	(60)	(5,210)	951
Net cash used in financing activities	(26,577)	(14,910)	(37,645)	(35,077)
Net increase (decrease) in cash and cash equivalents	794	7,126	(4,609)	6,874
Effect of exchange rate changes on cash and cash equivalents	(376)	(454)	(820)	(1,212)
Cash and cash equivalents at beginning of period	11,470	10,878	17,317	11,888
Cash and cash equivalents at end of period	$11,888	$17,550	$11,888	$17,550

* Net change in working capital due to the following components:
Change in current assets:
Accounts and notes receivable, net	$6,395	$(1,227)	$37,366	$28,466
Inventories	26,305	31,451	14,324	77,875
Prepaid expenses and other current assets	10,840	662	(209)	(14,898)
Decrease in accounts payable and accruals	9,343	(14,777)	(38,198)	(25,849)
Rationalizations	4,292	(3,061)	18,421	(8,732)
Increase in interest payable	(4,792)	(4,779)	276	(16)
Decrease (increase) in working capital	$52,383	$8,269	$31,980	$56,846

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES SEGMENT DATA SUMMARY AND RECONCILIATION (Dollars in thousands) (Unaudited)
	For the Three Months Ended
	December 31,	September 30,	December 31,	For the Year Ended
	2013	2014	2014	2013	2014
Net sales:
Industrial Materials	$236,054	$208,573	$206,099	$909,448	$840,103
Engineered Solutions	72,448	51,885	53,772	257,226	245,201
Total net sales	$308,502	$260,458	$259,871	$1,166,674	$1,085,304

Segment operating income (loss):
Industrial Materials	(25,686)	5,082	(58,002)	20,007	(50,260)
Engineered Solutions	9,027	(12,445)	(6,568)	28,392	(138,271)
Corporate, R&D, and Other	(9,060)	(15,688)	(21,442)	(50,969)	(67,089)
Total segment operating loss	$(25,719)	$(23,051)	$(86,012)	$(2,570)	$(255,620)

Reconciling Items:

Rationalizations - Industrial Materials	4,746	4,725	(161)	17,882	5,510
Rationalizations - Engineered Solutions	458	3,249	39	458	3,259
Rationalizations - Corporate, R&D, and Other	358	2,870	(14)	1,816	2,856
Impairments - Industrial Materials	—	—	75,650	—	75,650
Impairments - Engineered Solutions	—	—	—	—	121,570
Total rationalizations and impairments	5,562	10,844	75,514	20,156	208,845

Rationalization related
Industrial Materials (recorded in Cost of sales)	39,360	2,456	1,017	42,316	28,901
Industrial Materials (recorded in Selling and administrative)	59	20	(8)	59	89
Engineered Solutions (recorded in Cost of sales)	3,170	5,593	1,039	3,170	18,637
Engineered Solutions (recorded in Selling and administrative)	—	—	121	—	121
Corporate, R&D and Other (recorded in Selling and administrative)	—	89	3,345	—	3,434
Total rationalization related	42,589	8,158	5,514	45,545	51,182

Mark-to-market Pension Adjustment
Industrial Materials	(4,242)	—	3,485	(4,242)	3,485
Engineered Solutions	(5,875)	—	9,203	(5,876)	9,203
Corporate, R&D, and Other	(4,240)	—	6,314	(4,240)	6,314
Total Mark-to-market Pension Adjustment	(14,357)	—	19,002	(14,358)	19,002

Proxy contest expenses - Corporate, R&D, and Other	—	—	—	—	2,438
Advanced graphite materials customer bad debt, inventory charge	—	4,829	—	—	4,829
Total other expenses	—	4,829	—	—	7,267

Segment adjusted operating income:
Industrial Materials	14,237	12,283	21,981	76,022	63,375
Engineered Solutions	6,780	1,226	3,834	26,144	19,348
Corporate, R&D, and Other	(12,942)	(12,729)	(11,797)	(53,393)	(52,047)
Total adjusted operating income	$8,075	$780	$14,018	$48,773	$30,676

Adjusted operating income margin:
Industrial Materials	6.0%	5.9%	10.7%	8.4%	7.5%
Engineered Solutions	9.4%	2.4%	7.1%	10.2%	7.9%
Total adjusted operating income margin	2.6%	0.3%	5.4%	4.2%	2.8%

NOTE ON RECONCILIATION OF OPERATING INCOME DATA: Adjusted segment operating income is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted segment operating income is generally viewed as providing useful information regarding a segment's operating profitability. Management uses adjusted segment operating income as well as other financial measures in connection with its decision-making activities. Adjusted segment operating income should not be considered in isolation or as a substitute for segment operating income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted segment operating income may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

EBITDA Reconciliation
	For the Three Months Ended December 31,		For the Year Ended December 31,		First Half Target
	2013	2014	2013	2014	2015

EBITDA	$32,582	$36,969	$143,844	$121,429	$45,000 - $55,000
Adjustments
Depreciation and amortization	(24,504)	(22,952)	(95,071)	(90,751)	(44,000)
Rationalization related depreciation	(27,123)	(3,544)	(28,326)	(28,957)	(4,000)
Rationalizations	(5,563)	136	(20,156)	(11,626)	(7,000)
Impairments	—	(75,650)	—	(197,220)	—
Rationalizations related charges	(15,469)	(1,970)	(17,220)	(22,227)	(2,000)
Advanced graphite materials customer bad debt and inventory charge	—	—	—	(4,829)	—
Mark-to-market adjustment	14,359	(19,001)	14,359	(19,001)	—
Proxy contest expenses	—	—	—	(2,438)	—
Operating income	(25,718)	(86,012)	(2,570)	(255,620)	(12,000) - (2,000)
Other (expense) income, net	(945)	(543)	(1,698)	(2,445)	(2,000)
Interest expense	(8,984)	(9,834)	(36,037)	(37,057)	(18,000)
Interest income	41	73	203	330	—
Income taxes	7,385	12,833	12,843	9,416	(5,000)
Net loss	$(28,221)	$(83,483)	$(27,259)	$(285,376)	$(37,000) - $(27,000)

NOTE ON EBITDA RECONCILIATION: EBITDA and adjusted EBITDA are non-GAAP financial measures that GrafTech currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that EBITDA and adjusted EBITDA measures are generally accepted as providing useful information regarding a Company’s ability to incur and service debt. GrafTech also believes that EBITDA and adjusted EBITDA measures provide useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA and adjusted EBITDA measures as well as other financial measures in connection with its decision-making activities. EBITDA and adjusted EBITDA measures should not be considered in isolation or as a substitute for net income (loss), cash flows from operations or other consolidated income or cash flow data prepared in accordance with GAAP. GrafTech’s method for calculating EBITDA and adjusted EBITDA measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA and adjusted EBITDA measures under its senior secured revolving credit facility. The adjusted EBITDA is a non-GAAP financial measure that further excludes pension mark-to-market adjustments from the GAAP net income. GAAP cost of sales and operating expenses include pension and benefit related charges based on projected discount rate and an estimated return on plan assets as well as a fourth quarter mark-to-market adjustment entry to reflect the actual discount rate and actual return on plan assets for the year. The non-GAAP adjusted EBITDA excludes the pension mark-to-market adjustment to provide for more meaningful quarterly and annual comparisons. The Company reflects its annual pension mark-to-market adjustment in the fourth quarter of 2014, which this year also includes the adoption of recently updated mortality tables in accordance with revised actuarial estimates.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(Unaudited)

Adjusted Net Income and Earnings Per Share Reconciliation

	For the Three Months Ended December 31, 2013		For the Three Months Ended December 31, 2014
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net loss	$(28,221)	$(0.21)	$(83,483)	$(0.61)
Rationalizations, net of tax	3,238	0.02	(113)	—
Impairment, net of tax	—	—	66,067	0.48
Rationalization related, net of tax	29,998	0.23	3,554	0.03
Valuation allowance	—	—	10,055	0.07
Mark-to-market pension adjustment, net of tax	(9,094)	(0.07)	11,842	0.09
Adjusted net (loss) income	$(4,079)	$(0.03)	$7,922	$0.06

	For the Year Ended December 31, 2013		For the Year Ended December 31, 2014
	Income (Loss)	EPS	Income (Loss)	EPS
Total Company
Net loss	$(27,259)	$(0.20)	$(285,376)	$(2.10)
Rationalizations, net of tax	13,945	0.10	7,646	0.05
Impairment, net of tax	—	—	142,633	1.05
Rationalization related, net of tax	32,659	0.25	33,922	0.25
Valuation allowance	—	—	75,771	0.56
Advanced graphite materials customer bad debt and inventory charge, net of tax	—	—	3,062	0.02
Proxy contest expenses, net of tax	—	—	1,521	0.01
Mark-to-market pension adjustment, net of tax	(9,094)	(0.07)	11,842	0.09
Adjusted net income (loss)	$10,251	$0.08	$(8,979)	$(0.07)

NOTE ON RECONCILIATION OF EARNINGS DATA: Adjusted net income and adjusted earnings per share are non-GAAP financial measures that GrafTech calculates according to the schedule above, using GAAP amounts. GrafTech believes that the excluded items are not primarily related to core operational activities. GrafTech believes that adjusted net income and adjusted earnings per share are generally viewed as providing useful information regarding a company's operating profitability. Management uses adjusted net income and adjusted earnings per share as well as other financial measures in connection with its decision-making activities. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for net income or other consolidated income data prepared in accordance with GAAP. GrafTech's method for calculating adjusted net income and adjusted earnings per share may not be comparable to methods used by other companies.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
RECONCILIATION OF OTHER NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
    (Unaudited)

Net Debt Reconciliation
	As of December 31, 2013	As of December 31, 2014

Long-term debt	$541,593	$341,615
Short-term debt	1,161	188,104
Supply chain financing	9,455	—
Total debt	552,209	529,719
Less:
Cash and cash equivalents	11,888	17,550
Net Debt	$540,321	$512,169

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GrafTech calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GrafTech believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GrafTech’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility or other debt instruments.